Exhibit (a)(5)(iii)

Editorial Contact:	Investor Contact
Document Sciences Corporation	Document Sciences Corporation
Todd Schmidt 760-602-1400	Leslie Weller 760-602-1400
tschmidt@docscience.com	lweller@docscience.com

Document Sciences Corporation Announces Final Results of its

Modified “Dutch Auction” Tender Offer

CARLSBAD, Calif., June 21, 2007 — Document Sciences Corporation (NASDAQ: DOCX) today announced the final results of its modified “Dutch auction” tender offer, which expired at 5:00 p.m., New York City time, on June 15, 2007.

In accordance with the terms and conditions of the tender offer, and based on the final count by U.S. Stock Transfer Corporation, the depositary for the tender offer, Document Sciences has accepted for purchase 424,269 shares of its common stock at a purchase price of $6.50 per share, for a total cost of $2,757,749.

Stockholders who properly tendered shares in the tender offer at or below the purchase price will have all of their tendered shares purchased, subject to certain limited exceptions.

U.S. Stock Transfer Corporation, as the depositary for the tender offer, will promptly issue payment for the shares validly tendered and accepted for purchase under the tender offer.

The number of shares that Document Sciences accepted for purchase in the tender offer represents approximately 9.7 percent of its currently outstanding common stock, which is 4,378,682 shares as of June 21, 2007.

In the tender offer, Document Sciences offered to purchase up to 850,000 shares of its common stock at a price per share not greater than $6.50 nor less than $6.00, with a maximum aggregate purchase price of up to $5,525,000.

The information agent for the tender offer is D.F. King & Co., Inc., and the depositary is U.S. Stock Transfer Corporation. Stockholders who have questions about the tender offer may call D.F. King & Co., Inc. at (800) 487-4870. Banks and brokerage firms may call (212) 269-5550.

Tender Offer Statement

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell, any securities.

About Document Sciences

Document Sciences is a market-leading global provider of customer communications management solutions. Our award-winning xPression software suite enables organizations to automate the creation and delivery of well-designed, highly personalized communications — from customized marketing collaterals, contracts and policies to high-volume relationship statements and correspondence. More than 500 content-driven organizations worldwide, including over 60 FORTUNE Global 500 companies, use Document Sciences’ solutions to reduce development costs by up to 90%, improve time-to-revenue by as much as 75%, and enhance the overall customer experience with highly effective 1:1 communications. Based in Carlsbad, California, with award-winning offshore services operations in Beijing, China and offices across the U.S., in London and Sydney, Document Sciences also markets its products in Europe, Australia, Canada, New Zealand, Latin America, Asia and Africa. For more information about Document Sciences Corporation, call 888.4.DOC.SCI or visit www.docscience.com.

Forward-Looking Statements

This press release may contain "forward-looking" statements about the anticipated launch of the tender offer discussed above, possible or assumed future results of our financial condition, operations, plans, objectives and performance. You can identify these statements by the fact that they use words such as "believe," "expect," "anticipate," "estimate," "project," "intend," "plan" or similar expressions. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in these forward-looking statements. Some of these events or factors include the following: (i) national, international, regional and local economic, competitive and regulatory conditions and developments; (ii) the market for dynamic content publishing software; (iii) market acceptance of enhancements to our existing products and introduction of new products; (iv) continued profitability of our professional services; (v) maintaining our relationships with Xerox Corporation and our other distribution partners; (vi) the results of the “Dutch auction” tender offer and/or other risks detailed from time-to-time in our SEC reports, including the report on Form 10-K for the fiscal year ended December 31, 2006. We do not undertake, and specifically disclaim, any obligation to update forward-looking statements, except as required by law.

2